                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-60355
                                                       Prospectus  Supplement To
                                      Prospectus Supplement dated March 31, 1999
                                              To Prospectus dated March 26, 1999


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED MARCH 31, 1999 TO PROSPECTUS DATED MARCH 26,
1999)


                             AIMCO PROPERTIES, L.P.

                         Increase in Offer Consideration
                                       and
                            Extension of Offer Period
                                   relating to
          the offer to acquire units of limited partnership interest in
                         SYCAMORE CREEK ASSOCIATES, L.P.
                         in exchange for your choice of:
             264 of our 8.0% Class Two Partnership Preferred Units;
                   159.25 of our Partnership Common Units; or
                                 $6,600 in Cash

     Pursuant to a Prospectus, dated March 26, 1999, and a Prospectus Supplement, dated March 31, 1999, we have offered to acquire units of limited partnership interest in your partnership. We have now extended the expiration date for our offer from June 28 to July 25, 1999. We have also decided to increase our cash offer price per unit to $6,600. We have increased the number of our Partnership Common Units and Class Two Partnership Preferred Units that we are offering for each of your units, as set forth above. The number of Partnership Common Units was determined by dividing the increased cash offer price by $41.50 (the per share closing price of the Class A Common Stock of Apartment Investment and Management Company on the New York Stock Exchange on May 26, 1999). The number of Class Two Partnership Preferred Units was determined by dividing the increased cash offer price by the $25 liquidation preference of the Class Two Partnership Preferred Units.

                                  May 27, 1999